Where Food Comes From, Inc. 8-K

Exhibit 99.1

Where Food Comes From, Inc. Reports 2017 First Quarter Financial Results

Revenue up 26% year over year to $3.1 million from $2.4 million

Net income up 32% to $115,400 from $87,200

Adjusted EBITDA increased 61% to $373,500 from $231,700

Cash generated from operations increased 8% to $795,400 from $734,400

$4.0 million in cash, cash equivalents and short-term investments; 2.9:1 current ratio; no long-term debt

Industry tailwinds continue with consumer demand for Company’s services at all time high and China moving closer to reopening its markets to U.S. beef

CASTLE ROCK, Colorado – May 9, 2017 – Where Food Comes From, Inc. (d.b.a. IMI Global, Inc.) (OTCQB: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced its first quarter 2017 financial results.

“Continued strong demand from across the verification spectrum, combined with sales of sustainability and MIS solutions following our acquisition of SureHarvest, resulted in strong revenue and earnings growth in the first quarter,” said John Saunders, chairman and CEO. “Revenue and net income increased 26% and 32%, respectively, and adjusted EBITDA grew by 61% year over year. Cash generation remained solid and we closed the quarter with a strong cash, cash equivalents and short-term investments balance of $4.0 million. We’re pleased with all aspects of our financial performance and are focused on extending this trend through the remainder of the year.

“We entered 2017 with solid momentum in all areas of our business,” Saunders added. “Our solutions portfolio was greatly enhanced with the addition of SureHarvest, which brought tremendous opportunities for cross pollination of service offerings and customers with our other business units. Demand for verification solutions in non-GMO, gluten free, organic, animal welfare and sustainability has never been stronger. And China has indicated it may soon reopen its markets to U.S. beef, which is expected to result in a significant increase in domestic beef producers conducting source and age verifications through our IMI Global business unit.

“We will continue to explore other ways to grow organically as well as through selective M&A transactions that will enhance and expand our solutions offerings and geographic footprint. At the same time, we will remain intensely focused on providing our customers with superb customer service and innovative solutions that help them differentiate their products and better serve their consumers,” Saunders said.

First Quarter Results

First quarter revenue increased 26% to $3.1 million from revenue of $2.4 million in the same quarter last year. Verification services revenue increased 17% to $2.5 million from $2.1 million, reflecting the addition of new customers and the positive impact of the Company’s growing service bundling capabilities. Product revenue decreased 10% to $243,300 from $271,100. Other revenue increased to $36,200 from $27,300 a year ago.

Two new revenue categories added in the first quarter by virtue of the SureHarvest acquisition include software license, maintenance and support, which contributed $159,300 in revenue, and consulting services, which contributed $116,800 in revenue.

Gross profit in the first quarter increased 21% year over year to $1.5 million from $1.2 million. Gross margin was 48% compared to 49% year over year. Selling, general and administrative expense as a percent of revenue was 48% in the first quarter, up from 45% in the same quarter last year.

The Company reported net income attributable to Where Food Comes From, Inc. of $115,400, or less than one cent per share, compared with net income of $87,200, or less than one cent per share, in the same quarter last year.

Adjusted EBITDA in the first quarter increased 61% to $373,500 from $231,700 in the same quarter last year.

The Company generated $795,400 in net cash from operations in the first quarter of 2017, up 8% from $734,400 in the same period last year.

Balance Sheet

The Company’s cash, cash equivalents and short-term investments balance at March 31, 2017, increased 24% to $4.0 million from $3.2 million at 2016 year-end. Working capital was $3.6 million and the current ratio was 2.9:1.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Dial in:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference ID: 13661248

Phone replay:

A telephone replay of the conference call will be available through May 23, 2017, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13661248

About Where Food Comes From, Inc.

Where Food Comes From, Inc. (d.b.a. IMI Global) is America’s trusted resource for third party verification of food production practices. The Company supports more than 12,000 farmers, ranchers, vineyards, wineries, processors, retailers, distributors, trade associations and restaurants with a wide variety of value-added services through its IMI Global, International Certification Services, Validus Verification Services, SureHarvest, and Sterling Solutions units. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program utilizes the verification of product attributes to connect consumers to the sources of the food they purchase through product labeling and web-based information sharing and education. Visit www.wherefoodcomesfrom.com for additional information.

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles (“GAAP”). The term “EBITDA” refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing WFCF’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Operations table at the end of this release. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about the Company’s ability to continue producing financial results similar to those described in this press release; the Company’s ability to capitalize on organic and acquisitive expansion opportunities; ability to sustain momentum and capitalize on opportunities with SureHarvest; continued demand for verification services and potential for China to open its markets to U.S. beef; expectations for increased source verification activity among beef producers; and demand for, and impact and efficacy of, the Company’s products and services on the marketplace, are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for the first quarter are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

Where Food Comes From, Inc.

Statements of Income

(Unaudited)

	Three Months Ended March 31,
	2017		2016
Revenues
Verification and certification services		$2,518,445		$2,147,402
Product sales		243,266		271,075
Software license, maintenance and support services		159,264		—
Consulting services		116,783		—
Other revenue		36,190		27,275
Total revenue		3,073,948		2,445,752
Costs of revenue
Labor and other costs of services		1,329,983		1,109,138
Costs of products		153,866		129,499
Costs of software license, maintenance and support services		127,462		—
Total costs of revenue		1,611,311		1,238,637
Gross profit		1,462,637		1,207,115
Selling, general and administrative expenses		1,470,829		1,103,162
Income (loss) from operations		(8,192)		103,953
Other expense (income):
Interest expense		162		295
Other income, net		(1,328)		(1,932)
Income (loss) before income taxes		(7,026)		105,590
Income tax expense		3,000		49,9508
Net income (loss)		(10,026)		55,640
Net loss attributable to non-controlling interest		125,405		31,605
Net income attributable to Where Food Comes From, Inc.		$115,379		$87,245

Net income per share:
Basic	$	*	$	*
Diluted	$	*	$	*
Weighted average number of common shares outstanding:
Basic		24,648,036		23,753,000
Diluted		24,781,511		23,904,880

* Less than $0.01 per share

Where Food Comes From, Inc.

Calculation of Adjusted EBITDA*

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016

Net Income	$115,379	$87,245
Adjustments to EBITDA:
Interest expense	162	295
Income tax expense	3,000	49,950
Depreciation and amortization	209,921	64,625
EBITDA*	328,462	202,115
Adjustments:
Stock-based compensation	45,057	29,612
Adjusted EBITDA*	$373,519	$231,727

*Use of Non-GAAP Financial Measures: Non-GAAP results are presented only as a supplement to the financial statements and for use within management’s discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of the Company’s financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

All of the items included in the reconciliation from net income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company’s ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company’s ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

Where Food Comes From, Inc.

Balance Sheets

	March 31,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,247,421	$2,489,985
Accounts receivable, net	1,283,549	1,344,646
Short-term investments	733,447	733,104
Prepaid expenses and other current assets	304,898	203,744
Total current assets	5,569,315	4,771,479
Property and equipment, net	1,169,518	1,229,350
Intangible and other assets, net	4,098,100	4,228,228
Goodwill	2,652,250	2,652,250
Total assets	$13,489,183	$12,881,307

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$375,038	$333,784
Accrued expenses and other current liabilities	422,560	480,047
Customer deposits and deferred revenue	1,152,205	524,396
Current portion of capital lease obligations	4,101	4,067
Total current liabilities	1,953,904	1,342,294
Capital lease obligations, net of current portion	14,697	15,735
Lease incentive obligation	155,316	158,025
Deferred tax liabilities	31,440	49,440
Total liabilities	2,155,357	1,565,494
Contingently redeemable non-controlling interest	1,762,730	1,888,135
Stockholders’ equity:
Common stock	24,899	24,890
Additional paid-in capital	10,103,145	10,052,597
Treasury stock	(547,410)	(524,892)
Accumulated deficit	(9,538)	(124,917)
Total Equity	9,571,096	9,427,678
Total liabilities and stockholders’ equity	$13,489,183	$12,881,307